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Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We have issued our reports dated March 10, 2006, accompanying the consolidated financial statements and management's assessment of the effectiveness of internal control over financial reporting of Interleukin Genetics, Inc., included in the Annual Report of Interleukin Genetics, Inc. on Form 10-K for the year ended December 31, 2005 which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference to this Registration Statement on Form S-3 of the aforementioned reports and to the use of our name as it appears under the caption "Experts".

/s/ Grant Thornton LLP

Boston, Massachusetts
November 17, 2006

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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM